Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2026
- Gross Margin Expanded 150 bps y/y as Inventory Actions Continue to Drive Margin Recovery -
- Updates Fiscal 2027 Segment Modeling Assumptions; Reaffirms Profitability Outlook -
West Fargo, ND – August 27, 2026 – Titan Machinery Inc. (Nasdaq: TITN) ("Titan" or the "Company"), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter ended July 31, 2026.
"Our fiscal 2027 second quarter results reflect continued progress on improving inventory health, with equipment margins in our Agriculture segment coming in modestly ahead of our expectations for the quarter, which are helping drive a lift in consolidated gross margin in the face of a difficult revenue environment," stated Bryan Knutson, Titan Machinery's President and Chief Executive Officer. "At the same time, overall demand across our North American Agriculture business played out largely as we anticipated and fundamentals are suggesting that calendar year 2026 could be the bottom of this cycle. Our team remains focused on the areas within our control and I'm confident that the actions we have taken over the past two years position Titan favorably as agricultural fundamentals eventually recover."
Fiscal 2027 Second Quarter Results
Consolidated Results
For the second quarter of fiscal 2027, revenue was $496.4 million compared to $546.4 million in the second quarter last year. Equipment revenue was $328.5 million for the second quarter of fiscal 2027, compared to $376.3 million in the second quarter last year. Parts revenue was $106.6 million for the second quarter of fiscal 2027, compared to $109.2 million in the second quarter last year. Service revenue was $46.4 million for the second quarter of fiscal 2027, compared to $48.8 million in the second quarter last year. Rental and other revenue was $14.8 million for the second quarter of fiscal 2027, compared to $12.1 million in the second quarter last year.
Gross profit for the second quarter of fiscal 2027 was $92.4 million, compared to $93.6 million in the second quarter last year. Gross profit margin was 18.6% in the second quarter of fiscal 2027, compared to 17.1% in the second quarter last year. The year-over-year improvement in gross profit margin primarily reflects stronger equipment margins given continued reductions in aged inventory, alongside a higher mix of parts and service revenue.

Operating expenses increased to $94.1 million for the second quarter of fiscal 2027, compared to $92.7 million in the second quarter last year. Operating expenses as a percentage of revenue were 19.0% for the second quarter of fiscal 2027, compared to 17.0% of revenue in the second quarter last year.
Floorplan interest expense and other interest expense decreased to $8.1 million in the second quarter of fiscal 2027, compared to $11.5 million for the same period last year. The decrease was driven by lower interest-bearing inventory levels.
In the second quarter of fiscal 2027, net loss was $9.2 million, with loss per diluted share of $0.40, compared to a net loss of $6.0 million, with loss per diluted share of $0.26, for the same period last year.
Adjusted EBITDA in the second quarter of fiscal 2027 was $4.6 million, compared to $5.6 million in the second quarter last year.

Segment Results
Agriculture Segment - Revenue for the second quarter of fiscal 2027 was $310.2 million, compared to $345.8 million in the second quarter last year, reflecting a same-store sales decrease of 8.4%. The decrease resulted from softer demand for equipment compared to the prior year period, driven by continued pressure on grower profitability. Pre-tax loss for the second quarter of fiscal 2027 improved to $3.3 million, compared to $12.3 million in the second quarter last year.
Construction Segment - Revenue for the second quarter of fiscal 2027 was $78.6 million, compared to $72.0 million in the second quarter last year, reflecting a same-store sales increase of 9.2%, which was primarily due to higher equipment sales. Pre-tax income for the second quarter of fiscal 2027 improved to $0.4 million, compared to pre-tax loss of $1.2 million in the second quarter last year.
Europe Segment - Revenue for the second quarter of fiscal 2027 was $66.1 million, including a $1.1 million benefit related to foreign currency fluctuations versus the prior year period, compared to $98.1 million in the second quarter last year. Net of the effect of these foreign currency fluctuations, revenue decreased $33.1 million, or 33.7%. The wind-down of the Company's German operations contributed approximately $11 million of the year-over-year revenue decrease in the quarter. The remainder of the decrease was primarily due to lower equipment demand compared to the prior year period, which had been driven by stronger sales resulting from European Union stimulus programs in Romania. Pre-tax loss for the second quarter of fiscal 2027 was $1.3 million, compared to pre-tax income of $5.1 million in the second quarter last year.
Australia Segment - Revenue for the second quarter of fiscal 2027 was $41.4 million, including a $3.9 million benefit related to foreign currency fluctuations versus the prior year period, compared to $30.6 million in the second quarter last year. Net of the effect of these foreign currency fluctuations, revenue increased $6.9 million, or 22.5%. Pre-tax loss for the second quarter of fiscal 2027 was $3.4 million, compared to $2.1 million in the second quarter last year.
Balance Sheet and Cash Flow
Cash at the end of the second quarter of fiscal 2027 was $29.5 million. Total inventories increased by $28.4 million to $931.5 million as of second quarter end, as compared to January 31, 2026. Equipment inventories increased by $21.7 million to $746.9 million as of second quarter end, as compared to January 31, 2026. Outstanding floorplan payables were $623.6 million on $1.5 billion total available floorplan and working capital lines of credit as of July 31, 2026, compared to $553.8 million outstanding floorplan payables as of January 31, 2026.
For the six months ended July 31, 2026, the Company's net cash used for operating activities was $25.1 million, compared to net cash provided by operating activities of $49.9 million for the six months ended July 31, 2025. The change in cash from operating activities was primarily attributable to timing of inventory receipts and changing mix in floorplan financing, which was partially offset by receivable collections compared to the prior year period.
Additional Management Commentary
Mr. Knutson continued, "Over the past two years, our team has meaningfully reshaped our inventory position and has worked hard to manage our cost structure against inflationary pressures, and that work continues to give us a stronger foundation to manage through this cycle. As a result, we are reiterating our fiscal 2027 EPS modeling assumptions. However, we are making several updates to our segment revenue assumptions for fiscal 2027 to reflect current conditions. In Construction, we continue to see the tailwinds from increased activity in our footprint, including data center and other infrastructure projects, and in Australia healthy moisture levels are leading to higher yield expectations and improving farmer sentiment. However, we are revising down our Europe segment revenue outlook given a deterioration in regional sentiment which has resulted in softer demand for equipment than previously anticipated. Overall, I'm proud of how our team continues to execute in a difficult environment, and confident that approach positions us to deliver stronger profitability as conditions improve."
Fiscal 2027 Modeling Assumptions
The Company reaffirms its previously issued profitability guidance while updating its segment revenue modeling assumptions; the following is a summary of its current expectations for fiscal 2027 modeling assumptions:

(in millions, except per share data and percentages)	Previous Assumptions	Current Assumptions
Segment Revenue
Agriculture	Down 15% - Down 20%	Down 15% - Down 20%
Construction	Flat - Up 5%	Up 5% - Up 10%
Europe (1) (2)	Down 20% - Down 25%	Down 30% - Down 40%
Australia	Up 10% - Up 15%	Up 15% - Up 20%

Adjusted EBITDA	$17.0 - $29.0	$17.0 - $29.0

Adjusted Consolidated Pre-tax Loss (1)	($28.0) - ($39.0)	($28.0) - ($39.0)
Tax Expense	$0.0 - $1.0	$0.0 - $1.0
Adjusted Net Loss (1)	($28.0) - ($40.0)	($28.0) - ($40.0)
Adjusted Diluted Loss Per Share (1)	($1.25) - ($1.75)	($1.25) - ($1.75)

(1) Includes the full year impact of winding down the Company's German business throughout fiscal 2027.
(2) The Company's German business recognized $53.9 million of revenue in fiscal 2026; due to the wind-down, the Company expects to recognize approximately $11 million of revenue from its German business in fiscal 2027.

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Sunday, September 27, 2026, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13760009.

A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Non-GAAP Financial Measures
This press release and the attached financial tables contain a reconciliation of certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, the Company has provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure in the schedule included in this press release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of any adjusted financial measures used in this release to their most directly comparable GAAP financial measures. The reconciliation is attached to this release. The table included in the Non-GAAP Reconciliations section reconciles EBITDA and adjusted EBITDA to their most directly comparable financial measure. A reconciliation of Adjusted EBITDA, Adjusted Consolidated Pre-tax Loss, Adjusted Net Loss and Adjusted Diluted Loss Per Share, in each case for fiscal 2027 modeling assumptions, is not available without unreasonable effort due to the variability and low visibility of the factors that may impact the comparable GAAP financial measures.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America, Europe and Australia, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming. The international network includes European stores located in Bulgaria, Romania, and Ukraine and Australian stores located in New South Wales, South Australia, and Victoria in Southeastern Australia. Our stores offer one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding fiscal 2027 modeling assumptions and expected results of operations for the fiscal year ending January 31, 2027, and may include statements regarding Agriculture, Construction, Europe and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory availability and customer demand expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan’s actual results in future periods to differ materially from the forecasted assumptions and expected results. These risks and uncertainties include, among other things, the impact of the Russia-Ukraine conflict on our Ukrainian operations, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving sufficient inventory financing, and increased competition in the geographic areas served. These and other risks are described in Titan’s filings with the SEC. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	July 31, 2026	January 31, 2026
Assets
Current Assets
Cash	$29,508	$28,164
Receivables, net of allowance for expected credit losses	113,173	127,031
Inventories, net	931,502	903,085
Prepaid expenses and other	26,463	31,700
Total current assets	1,100,646	1,089,980
Noncurrent Assets
Property and equipment, net of accumulated depreciation	360,174	360,983
Operating lease assets	47,664	47,197
Deferred income taxes	988	1,327
Goodwill	67,161	65,583
Intangible assets, net of accumulated amortization	51,322	51,233
Other	593	625
Total noncurrent assets	527,902	526,948
Total Assets	$1,628,548	$1,616,928

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$41,046	$35,156
Floorplan payable	623,567	553,754
Current maturities of long-term debt	25,887	21,410
Current operating lease liabilities	4,029	4,084
Deferred revenue	38,656	82,311
Accrued expenses and other	84,510	75,248
Total current liabilities	817,695	771,963
Long-Term Liabilities
Long-term debt, less current maturities	147,489	158,565
Operating lease liabilities	46,659	46,050
Finance lease liabilities	36,754	42,140
Deferred income taxes	10,957	10,151
Other long-term liabilities	11,174	8,761
Total long-term liabilities	253,033	265,667
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	268,594	266,905
Retained earnings	284,374	306,140
Accumulated other comprehensive income	4,852	6,253
Total stockholders' equity	557,820	579,298
Total Liabilities and Stockholders' Equity	$1,628,548	$1,616,928

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2026	2025	2026	2025
Revenue
Equipment	$328,499	$376,262	$693,153	$813,102
Parts	106,612	109,222	210,364	214,851
Service	46,442	48,800	90,210	92,817
Rental and other	14,831	12,142	25,038	19,993
Total Revenue	496,384	546,426	1,018,765	1,140,763
Cost of Revenue
Equipment	300,503	351,406	636,660	758,755
Parts	74,287	74,573	146,678	147,653
Service	18,311	17,480	35,608	34,089
Rental and other	10,886	9,321	18,139	15,686
Total Cost of Revenue	403,987	452,780	837,085	956,183
Gross Profit	92,397	93,646	181,680	184,580
Operating Expenses	94,076	92,661	188,459	189,065
Impairment of Intangible and Long-Lived Assets	592	323	1,094	589
(Loss) Income from Operations	(2,271)	662	(7,873)	(5,074)
Other Income (Expense)
Interest and other income (expense)	1,171	2,638	2,473	2,149
Floorplan interest expense	(3,664)	(6,812)	(7,216)	(13,338)
Other interest expense	(4,392)	(4,724)	(9,015)	(9,256)
Loss Before Income Taxes	(9,156)	(8,236)	(21,631)	(25,519)
(Benefit) Provision for Income Taxes	(6)	(2,236)	135	(6,315)
Net Loss	$(9,150)	$(6,000)	$(21,766)	$(19,204)

Diluted Loss per Share	$(0.40)	$(0.26)	$(0.95)	$(0.85)
Diluted Weighted Average Common Shares	22,961	22,764	22,906	22,717

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended July 31,
	2026	2025
Operating Activities
Net loss	$(21,766)	$(19,204)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities
Depreciation and amortization	18,487	18,329
Impairment	1,094	589
Other, net	4,751	(6,623)
Changes in assets and liabilities, net of effects of acquisitions
Inventories	(35,839)	(2,929)
Manufacturer floorplan payable	28,343	100,638
Receivables	15,269	(4,199)
Other working capital	(35,402)	(36,707)
Net Cash (Used for) Provided by Operating Activities	(25,063)	49,894
Investing Activities
Property and equipment purchases	(6,106)	(15,655)
Proceeds from sale of property and equipment	4,298	3,829
Acquisition consideration, net of cash acquired	(3,917)	(13,370)
Proceeds from business divestitures, net	2,030	—
Other, net	—	344
Net Cash Used for Investing Activities	(3,695)	(24,852)
Financing Activities
Net change in non-manufacturer floorplan payable	39,573	(19,633)
Net proceeds/(payments) from long-term debt and finance leases	(8,172)	(9,617)
Other, net	(968)	(711)
Net Cash Provided by (Used for) Financing Activities	30,433	(29,961)
Effect of Exchange Rate Changes on Cash	(331)	1,696
Net Change in Cash	1,344	(3,223)
Cash at Beginning of Period	28,164	35,898
Cash at End of Period	$29,508	$32,675

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2026	2025	% Change	2026	2025	% Change
Revenue
Agriculture	$310,234	$345,755	(10.3)%	$654,452	$730,141	(10.4)%
Construction	78,639	71,987	9.2%	146,102	144,117	1.4%
Europe	66,088	98,117	(32.6)%	126,523	191,975	(34.1)%
Australia	41,423	30,567	35.5%	91,688	74,530	23.0%
Total	$496,384	$546,426	(9.2)%	$1,018,765	$1,140,763	(10.7)%

(Loss) Income Before Income Taxes
Agriculture	$(3,294)	$(12,295)	73.2%	$(9,475)	$(25,075)	62.2%
Construction	404	(1,216)	n/m	(207)	(5,393)	96.2%
Europe	(1,325)	5,147	n/m	(2,258)	9,857	n/m
Australia	(3,440)	(2,107)	(63.3)%	(5,221)	(2,669)	(95.6)%
Segment Loss Before Income Taxes	(7,655)	(10,471)	26.9%	(17,161)	(23,280)	26.3%
Shared Resources	(1,501)	2,235	n/m	(4,470)	(2,239)	(99.6)%
Total	$(9,156)	$(8,236)	(11.2)%	$(21,631)	$(25,519)	15.2%
*n/m = not meaningful

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2026	2025	2026	2025
EBITDA
Net Loss	$(9,150)	$(6,000)	$(21,766)	$(19,204)
Adjustments
Interest expense, net of interest income	4,255	4,442	8,662	8,834
Floorplan interest expense	3,664	6,812	7,216	13,338
(Benefit) Provision for Income Taxes	(6)	(2,236)	135	(6,315)
Depreciation and amortization	9,459	9,414	18,487	18,329
EBITDA	8,222	12,432	12,734	14,982
Adjustments
Floorplan interest expense	(3,664)	(6,812)	(7,216)	(13,338)
Adjusted EBITDA	$4,558	$5,620	$5,518	$1,644